EXHIBIT 99.1

Fiberstars, Inc. Raises $1,000,000 through Private Placement

FREMONT, Calif., April 1, 2002—Fiberstars, Inc. (Nasdaq: FBST) today announced the closing on Friday, March 29, 2002, of a $ 1,000,000 private placement financing transaction.  The Company plans to use the proceeds for working capital.  The Company amended its Investor Rights Plan to permit the participation of an existing holder in the placement.

The Company issued 288,334 shares of common stock at a purchase price of $3.00 per share, with 20% warrant coverage at an exercise price of $4.30, and 40,299 shares of common stock priced at $3.35 per share to a member of its Board of Directors with the same warrant coverage.

The securities issued in connection with this transaction have not been registered with the Securities Exchange Commission (“SEC”).  Additionally, the securities may not be offered or sold in the United States absent registration with the SEC or an applicable exemption under the Securities Exchange Act.

Except for the historical information contained herein, this press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those Sections.  These forward-looking statements include but are not limited to statements as to Fiberstars’ planned use of the funds raised by this financing as working capital. Risk factors that could materially affect Fiberstars’ business, operations and financial results are from time to time reported in Fiberstars’ reports filed with the Securities and Exchange Commission, including but not limited to, the report on Form 10-K405/A for the year ended December 31, 2000,  and the reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and  September 30, 2001.  These forward-looking statements speak only as of the date hereof.  Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.